SUBSIDIARIES OF CLOVER HEALTH INVESTMENTS, CORP.

Name of Subsidiary	Jurisdiction of Organization
Character Biosciences, Inc.	Delaware
Clover Cares Services of NJ, LLC	New Jersey
Clover Health HK Limited	Hong Kong
Clover Health Holdings, Inc.	Delaware
Clover Health International, Corp.	Delaware
Clover Health Labs, LLC	California
Clover Health Partners MSSP A, LLC	Delaware
Clover Health Partners MSSP Enhanced, LLC	Delaware
Clover Health Partners, LLC	Delaware
Clover Health, Corp.	Delaware
Clover Health, LLC	New Jersey
Clover Healthcare, LLC	New Jersey
Clover HMO of New Jersey, Inc.	New Jersey
Clover HMO, Corp.	Delaware
Clover HMO, LLC	New Jersey
Clover Homecare Management Services, LLC	New Jersey
Clover Insurance Company	New Jersey
Counterpart Health, Inc.	Delaware
Juxly, LLC	Missouri
Medical Services Professionals of NJ, LLC	New Jersey
Principium Health, LLC	Delaware